Final

Approved by the Compensation Committee on 2/13/17

Exhibit 10.1

Career Education Corporation

2017 Annual Incentive Award Program

for Key Executives

pursuant to the

2016 Incentive Compensation Plan

ARTICLE 1

PURPOSE AND PERFORMANCE PERIOD

1.1Purpose. This document is created to set forth the terms and conditions for certain Participants who have been selected to participate in the Annual Incentive Award portion of the Plan for calendar year 2017.  To the extent that there is any conflict between the terms of this document and the terms of the Plan, the Plan shall control.  It is the intent of the Company that amounts that become due pursuant to this program will qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

1.2Performance Period. This document is effective for certain eligible Annual Incentive Awards calculated for Participants under the Plan relating to calendar year 2017.

1.3Continued Employment.  Unless otherwise determined by the Committee, and subject to Section 1.4 hereof, a Participant must be employed by the Company or an Affiliate on the last day of the Performance Period in order to be eligible to receive an Annual Incentive Award payment hereunder.

1.4No Misconduct. If at any time prior to the date the Annual Incentive Award is paid by the Company a Participant is determined by the Committee to have engaged in Misconduct, then no such Annual Incentive Award shall be paid to such Participant.

ARTICLE 2

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.  The following words and phrases shall have the following meanings:

2.1“General Program” means the Career Education Corporation 2017 Annual Incentive Award Program.

2.2“Misconduct” means any one of the following in which a Participant may engage during the Performance Period or any time thereafter, but prior to the date the Annual Incentive Award is paid: (a) any act of intentional misconduct, dishonesty, gross negligence, conscious abandonment, or neglect of duty; (b) any violation of the Company’s Code of Conduct, policies on maintaining confidentiality of proprietary information, Code of Ethics or non-discrimination or anti-harassment policy; (c) any commission of a criminal activity, fraud, or embezzlement; (d) any failure to reasonably cooperate in any investigation or proceeding concerning the Company or any of its Affiliates; (e) any unauthorized disclosure or use of confidential information or trade secrets; or (f) any violation of any enforceable restrictive covenant, such as a non-compete, non-solicit, or non-disclosure agreement between the Participant and the Company.

2.3“Performance Period” means the calendar year ending December 31, 2017.

2.4“Plan” means the Career Education Corporation 2016 Incentive Compensation Plan.

2.5“Program” means this 2017 Annual Incentive Award Program for Key Executives which is established under the Plan.

2.6“Revenue” means the total Company consolidated revenue as reported on the Company’s Form 10-K for the year ending December 31, 2017 (which is prepared in accordance with the generally accepted accounting principles of the U.S).

Program Effective January 1, 2017Page 2 of 3

ARTICLE 3

ELIGIBILITY

3.1Eligibility. The Participants for the Performance Period have been designated as eligible hereunder in accordance with the Plan.  The Participants participating hereunder for the Performance Period are: Jeffrey Ayers, Andrew Cederoth, David Czeszewski, Andrew Hurst, John Kline and Todd Nelson.

ARTICLE 4

ANNUAL INCENTIVE AWARD AMOUNTS

4.1Amount. So long as the Company achieves Revenue for the Performance Period of at least $475 million, each Participant hereunder will be eligible to receive the Annual Incentive Award set forth next to such Participant’s name in the table below.  These amounts do not exceed the annual $5,000,000 maximum aggregate threshold set forth in the Plan for cash-based Awards with a performance period of one year.

Name of Participant	Position of Participant	Maximum Annual Incentive Award Amount
Ayers, Jeffrey	Sr. Vice President, General Counsel & Corp Secretary	$617,500
Cederoth, Andrew	Sr. Vice President, & Chief Financial Officer	$796,875
Czeszewski, David	Sr. Vice President, & Chief Information Officer	$342,810
Hurst, Andrew	Sr. Vice President, CTU	$585,000
Kline, John	Sr. Vice President, AIU	$552,500
Nelson, Todd	President & Chief Executive Officer	$1,925,000

ARTICLE 5

COMMITTEE DISCRETION

5.1Committee Discretion. The Committee retains the discretion to reduce, but not increase, the Annual Incentive Award of any Participant in its sole and absolute discretion.  Any such reduction may be made for any reason, including satisfaction or non-satisfaction of subjective factors, that the Committee may, in its sole and absolute discretion, consider.

Program Effective January 1, 2017Page 3 of 3